Exhibit 99.1
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                ATC Restructures $8.2 Million in Debt to Equity

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Sept. 6, 2005--ATC Healthcare, Inc., (AMEX:AHN) a leader in medical staffing, announced today that it has restructured $8.2 million in debt into equity, through the issuance of shares of Series B Convertible Preferred Stock of the Company. In connection with the issuance of the shares, the remainder of the debt the Company issued to acquire AllCare, which the Company sold this past April, was retired. The Series B Convertible Preferred Stock, which is junior to the Company's Series A Preferred Stock, accrues dividends at a rate of 5% per annum and has a liquidation preference of $8.2 million plus unpaid cumulative dividends. It is convertible into Common Stock of the Company at the option of the holder at a conversion price of $0.90 per share. As a result of this transaction, the company's Balance Sheet will show stockholder equity in excess of $2 million.
    "I'm pleased that the company has been able to significantly strengthen its balance sheet," said David Savitsky, Chief Executive Officer. "We have been on an improving track in sales and operating income and can now also demonstrate healthier financials as well. Our strategic plan for ATC's growth and profitability are well under way."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 51 locations and conducts business in 31 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K/A for the year ended February 28, 2005 as filed with the Securities and Exchange Commission on July 29, 2005.



    CONTACT: Investor:
             BPC Financial Marketing
             John Baldissera, 800-368-1217
             or
             ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com